                                                                   EXHIBIT 99.2




                 TRANSCRYPT INTERNATIONAL, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

INDEPENDENT AUDITORS' REPORT



To the Stockholders and Board of Directors
Transcrypt International, Inc.:

We have audited the accompanying consolidated balance sheets of Transcrypt International, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Transcrypt International, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 2, the accompanying consolidated financial statements as of December 31, 1996 and for the year then ended have been restated.


/s/  KPMG Peat Marwick LLP


Omaha, Nebraska
June 26, 1998

TRANSCRYPT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 1997 and 1996
(in thousands, except share and per share data)


                                                                                   1997                1996
                                 ASSETS
Current assets:
     Cash and cash equivalents                                                $     15,384        $         --
     Investments                                                                    15,900                  --
     Accounts receivable, net of allowance for returns
       and doubtful accounts of $2,417 and $430
       in 1997 and 1996, respectively                                               16,008               1,256
     Receivables - other                                                               785                  29
     Cost in excess of billings on uncompleted contracts                               942                  --
     Inventory                                                                      18,363               2,853
     Income taxes recoverable                                                        1,065                 213
     Prepaid expenses                                                                  478                  60
     Deferred tax assets                                                             3,523               1,773
                                                                              ------------        ------------
          Total current assets                                                      72,448               6,184

Property, plant and equipment, net                                                  11,261               4,325
Deferred tax assets                                                                  4,504                 439
Intangible assets, net of accumulated amortization                                  18,029                 422
Other assets                                                                           452                  --
Deferred initial public offering costs                                                  --                 568
                                                                              ------------        ------------

                                                                              $    106,694        $     11,938
                                                                              ============        ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Bank overdraft                                                           $         --        $        386
     Revolving line of credit                                                           --               1,022
     Current portion of long-term debt                                               2,545                 596
     Accounts payable                                                                9,305               1,174
     Billings in excess of cost on uncompleted contracts                             6,696                  --
     Deferred revenue                                                                1,743                 216
     Accrued expenses                                                                7,323                 946
                                                                              ------------        ------------
          Total current liabilities                                                 27,612               4,340

Long-term debt, net of current portion                                               2,758               1,840
Revolving line of credit                                                                --                 792
Deferred revenue                                                                       934                  --
                                                                              ------------        ------------
                                                                                    31,304               6,972
                                                                              ------------        ------------
Commitments and contingencies
Stockholders' equity:
     Preferred stock ($.01 par value; 3,000,000 shares
       authorized; none issued)                                                         --                  --
     Common stock ($.01 par value; 19,400,000 voting shares
       authorized, 12,729,082 issued and outstanding in 1997
       and 6,565,536 issued and outstanding in 1996; 600,000
       non-voting shares authorized, 217,542 issued and outstanding)                   129                  68
     Additional paid-in capital                                                     90,315               9,003
     Accumulated deficit                                                           (15,054)             (4,105)
                                                                              ------------        ------------
                                                                                    75,390               4,966
                                                                              ------------        ------------

                                                                              $    106,694        $     11,938
                                                                              ============        ============


         See accompanying notes to the consolidated financial statements

TRANSCRYPT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 1997, 1996, and 1995
(in thousands, except share and per share data)


                                                                      1997                   1996                   1995

Revenues                                                          $     40,423           $     10,619           $      8,128
Cost of sales                                                           26,106                  4,274                  2,983
                                                                  ------------           ------------           ------------

            Gross profit                                                14,317                  6,345                  5,145
                                                                  ------------           ------------           ------------

Operating costs and expenses:
      Research and development                                           4,469                  2,234                  1,953
      Sales and marketing                                                7,031                  2,187                  2,109
      General and administrative                                         4,711                  2,529                  2,284
      Special compensation expense                                          --                  5,568                     --
      In-process research and development costs                          9,828                     --                     --
                                                                  ------------           ------------           ------------

            Total operating costs and expenses                          26,039                 12,518                  6,346
                                                                  ------------           ------------           ------------

            Loss from operations                                       (11,722)                (6,173)                (1,201)

Other income                                                                18                     --                     --
Interest income                                                            874                     31                     53
Interest expense                                                          (643)                  (162)                  (190)
                                                                  ------------           ------------           ------------

            Loss before income taxes                                   (11,473)                (6,304)                (1,338)
Benefit for income taxes                                                  (524)                (2,186)                    --
                                                                  ------------           ------------           ------------

            Net loss                                              $    (10,949)          $     (4,118)          $     (1,338)
                                                                  ============           ============           ============


Pro forma information:
      Loss before income taxes                                    $    (11,473)          $     (6,304)          $     (1,338)
      Pro forma benefit for income taxes                                  (524)                (2,190)                  (496)
                                                                  ------------           ------------           ------------

      Pro forma net loss                                          $    (10,949)          $     (4,114)          $       (842)
                                                                  ============           ============           ============

      Pro forma net loss per share - Basic and Diluted            $      (1.09)          $      (0.61)          $      (0.12)
                                                                  ============           ============           ============

      Weighted average common shares - Basic and Diluted            10,056,690              6,783,078              6,783,078
                                                                  ============           ============           ============


         See accompanying notes to the consolidated financial statements

TRANSCRYPT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY for the years ended December 31, 1997, 1996 and 1995
(in thousands, except units and share data)


                                                                          Common Stock
                                                                --------------------------------         Additional
                                                                                         Par               Paid-in
                                               Units               Shares               Value              Capital
                                           ------------         ------------        ------------        ------------

Balance, December 31, 1994                    5,175,434                   --        $         --        $         --

Distributions                                        --                   --                  --                  --

Net loss                                             --                   --                  --                  --
                                           ------------         ------------        ------------        ------------

Balance, December 31, 1995                    5,175,434                   --                  --                  --

Distributions                                        --                   --                  --                  --

Net loss                                             --                   --                  --                  --

Issuance of stock in exchange
  for units of the Predecessor               (5,175,434)           5,175,434                  52               3,661

Additional shares issued in
  1.3106311-for-1 stock split
  effected in the form of a
  stock dividend                                     --            1,607,644                  16                 (16)

Special compensation -
  options issued                                     --                   --                  --               5,358
                                           ------------         ------------        ------------        ------------

Balance, December 31, 1996                           --            6,783,078                  68               9,003

Net loss                                             --                   --                  --                  --

Initial public offering, net of
  related costs                                      --            2,500,000                  25              17,685

Issuance of shares in connection
  with the purchase of the
  E.F. Johnson Company                               --              832,465                   8               9,992

Secondary stock offering, net
  of related costs                                   --            2,684,481                  27              52,912

Exercise of stock options                            --              146,600                   1                 228

Income tax benefit of exercise of
  stock options                                      --                   --                  --                 495
                                           ------------         ------------        ------------        ------------

Balance, December 31, 1997                           --           12,946,624        $        129        $     90,315
                                           ============         ============        ============        ============




                                           Accumulated            Partners'
                                             Deficit               Capital              Total
                                           ------------         ------------         ------------

Balance, December 31, 1994                 $         --         $      5,945         $      5,945

Distributions                                        --                 (700)                (700)

Net loss                                             --               (1,338)              (1,338)
                                           ------------         ------------         ------------

Balance, December 31, 1995                           --                3,907                3,907

Distributions                                        --                 (181)                (181)

Net loss                                         (4,105)                 (13)              (4,118)

Issuance of stock in exchange
  for units of the Predecessor                       --               (3,713)                  --

Additional shares issued in
  1.3106311-for-1 stock split
  effected in the form of a
  stock dividend                                     --                   --                   --

Special compensation -
  options issued                                     --                   --                5,358
                                           ------------         ------------         ------------

Balance, December 31, 1996                       (4,105)                  --                4,966

Net loss                                        (10,949)                  --              (10,949)

Initial public offering, net of
  related costs                                      --                   --               17,710

Issuance of shares in connection
  with the purchase of the
  E.F. Johnson Company                               --                   --               10,000

Secondary stock offering, net
  of related costs                                   --                   --               52,939

Exercise of stock options                            --                   --                  229

Income tax benefit of exercise of
  stock options                                      --                   --                  495
                                           ------------         ------------         ------------

Balance, December 31, 1997                 $    (15,054)        $         --         $     75,390
                                           ============         ============         ============


         See accompanying notes to the consolidated financial statements

TRANSCRYPT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 1997, 1996, and 1995
(in thousands)


                                                                                       1997            1996            1995
Cash flows from operating activities:
     Net loss                                                                      $    (10,949)   $     (4,118)   $     (1,338)
                                                                                   ------------    ------------    ------------
     Adjustments to reconcile net loss to net cash provided by (used in)
         operating activities:
             Special compensation expense                                                    --           5,358              --
             In-process research and development costs                                    9,828              --              --
             Depreciation and amortization                                                2,206           1,580           1,625
             Loss (gain) on sale of fixed assets                                            (15)              6              (2)
             Provisions for warranty and inventory reserves                               1,100             114             102
             Provisions for bad debts                                                       491              82              94
             Deferred taxes                                                                (706)         (2,207)             --
             Changes in assets and liabilities, net of effects of acquisitions:
                 Accounts receivable                                                     (9,173)            696            (673)
                 Cost in excess of billings on uncompleted contracts                        201              --              --
                 Inventory                                                               (6,179)         (1,733)             83
                 Income taxes recoverable                                                  (357)           (213)             --
                 Prepaid expenses and other assets                                         (144)             --             113
                 Accounts payable                                                        (4,855)            997            (117)
                 Billings in excess of cost on uncompleted contracts                       (823)             --              --
                 Accrued expenses                                                           325             359             264
                 Deferred revenue                                                           933              --             (96)
                                                                                   ------------    ------------    ------------
                     Total adjustments                                                   (7,168)          5,039           1,393
                                                                                   ------------    ------------    ------------

                     Net cash provided by (used in) operating activities                (18,117)            921              55
                                                                                   ------------    ------------    ------------

Cash flows from investing activities:
     Purchases of investments                                                           (15,900)             --              --
     Issue notes receivable                                                                  --              --             (12)
     Payments received on note receivable                                                    --              --              10
     Proceeds from sale of fixed assets                                                      15              31              37
     Purchase of fixed assets                                                            (2,422)         (2,119)         (1,029)
     Increase in intangible assets                                                           --            (581)             (1)
     Decrease in other assets                                                               118              --              --
     Payments on restructuring reserve                                                   (2,380)             --              --
     Acquisition of E.F. Johnson Company, net of cash acquired                             (292)             --              --
     Payments under noncompete agreements                                                    --            (340)           (340)
                                                                                   ------------    ------------    ------------

                     Net cash used in investing activities                              (20,861)         (3,009)         (1,335)
                                                                                   ------------    ------------    ------------

Cash flows from financing activities:
     Payments on revolving lines of credit, net                                         (11,914)          1,022              --
     Borrowings on term loans                                                             2,850           1,377           1,016
     Payments on term loans                                                              (7,634)           (408)           (867)
     Principal payments on capitalized leases                                                --             (16)            (13)
     Partnership distributions paid                                                          --            (181)           (700)
     Bank overdraft                                                                        (386)            386              --
     Issuance of common stock, net of issuance costs                                     71,217              --              --
     Proceeds from the exercise of employee stock options                                   229              --              --
     Initial public offering costs                                                           --            (384)             --
                                                                                   ------------    ------------    ------------

                     Net cash provided by (used in) financing activities                 54,362           1,796            (564)
                                                                                   ------------    ------------    ------------

Net increase (decrease) in cash and cash equivalents                                     15,384            (292)         (1,844)

Cash and cash equivalents, beginning of period                                               --             292           2,136
                                                                                   ------------    ------------    ------------

Cash and cash equivalents, end of period                                           $     15,384    $         --    $        292
                                                                                   ============    ============    ============


         See accompanying notes to the consolidated financial statements

TRANSCRYPT INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands except share and per share data)

1.      SIGNIFICANT ACCOUNTING POLICIES:

        The following is a summary of significant accounting policies followed in the preparation of these consolidated financial statements.

        ORGANIZATION

        Transcrypt International, Ltd. (the "Predecessor") was a limited partnership formed in 1991 composed of the general partner, Transcrypt International, Inc. (a Nebraska corporation) and various limited partners. One percent of the profits or losses was allocated to the general partner and the remaining 99% was allocated to the limited partners based on their respective units of partnership interest.

        Effective June 30, 1996, the assets and liabilities of the partnership were merged tax-free into a Delaware corporation, Transcrypt International, Inc. (the "Company"). Each respective partnership unit was converted pro rata into common shares of the Company.

        The Company is engaged in the design, manufacture and marketing of information security products for the land mobile radio, telephony and data security markets. Through its E.F. Johnson subsidiary, the Company designs, develops, manufactures and markets stationary land mobile radio transmitters/receivers and mobile and portable radios. The Company markets its products to customers worldwide in two broad markets: business and industrial users and public safety and other governmental users. Management considers its operations to comprise one industry segment.

        PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidation. The results of operations of E.F.Johnson Company (EFJ) are included from the date of its acquisition, July 31, 1997.

        CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid investments with original maturities less than 90 days as cash equivalents. The Company places its temporary cash investments with high credit qualified financial institutions. Such investments are carried at cost, which approximates fair value.

        INVESTMENTS

        Investments include Dutch auction securities, which are bought and held primarily for the purpose of selling them in the near term and, accordingly, these investments are classified as trading securities. Trading securities are recorded at fair value and unrealized holding gains and losses are included in earnings.

 (in thousands except share and per share data)


1.      SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

        INVENTORY

        Inventory is recorded at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

        PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are recorded at cost. The Company's policy is to capitalize expenditures for major improvements and to charge to operating expenses the cost of maintenance and repairs. Depreciation is computed on the straight-line method over the estimated useful lives of the assets as follows: land improvements - 15 years; buildings and improvements - 15 to 30 years; equipment and furniture and fixtures - 3 to 7 years. The cost and related accumulated depreciation of assets retired or otherwise disposed of are eliminated from the respective accounts at the time of disposition. Any resulting gain or loss is included in current operating results.

        INTANGIBLE ASSETS

        Goodwill, which represents the excess of purchase price over fair value of assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

        Other intangibles are also carried at cost less applicable amortization. Provision for amortization of other intangible assets is based upon the estimated useful lives of the related assets and is computed using the straight-line method. Intangible assets are being amortized over periods from 5 to 15 years. Management reviews intangible assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.

        INCOME TAXES

        The Predecessor as a partnership was not subject to Federal or state income taxes. Any tax liabilities arising from the Predecessor's operations were the direct responsibility of the individual partners.

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        The pro forma provision for income taxes reflects the provision for income taxes as if the Company had been taxed as a C Corporation under the Internal Revenue Code for all years presented. The actual provision for income taxes for 1996 included in the consolidated statements of operations is reflective only of the results of operations for the period that the Company was a C Corporation, July 1, 1996 through December 31, 1996.


        REVENUE RECOGNITION

        Revenues are recognized when product is shipped, less an estimate for an allowance for returns, if applicable, if collection is reasonably assured. For shipments where collection is not reasonably assured, the Company recognizes revenue as cash is received. If collection is contingent on a future event, such as a reseller of product selling the product to the end user, the Company recognizes revenue when the contingency lapses, generally upon cash collection.

        System sales under long-term contracts are accounted for under the percentage-of-completion method. Under this method, revenues are recognized as work on a contract progresses. The recognized revenue is that percentage of estimated total revenue that incurred costs to date bear to estimated total costs to complete the contract. Revisions in cost and profit estimates are made when conditions requiring such revisions become known. Anticipated losses on contracts are recognized in operations as soon as such losses are determined to be probable and reasonably estimable.

        Deferred revenue includes unearned warranty fees on extended product warranty contracts sold to customers. The Company recognizes the fees based on the expected warranty repairs to be incurred over the life of the contract. Deferred revenue also includes an advanced payment received for products to be sold to a former division of EFJ. The advance payment was negotiated as part of the sale agreement of the division by EFJ. The advanced payment is recognized as revenue is earned.

        EXPORT SALES

        A significant portion of the Company's sales are made to customers outside of the United States. Export sales are recorded and settled in U.S. dollars. Export sales by major geographic area were as follows:

                                        1997             1996             1995

Europe                             $        804     $      1,960     $      2,464
Middle East and Asia                      7,657            1,525            2,276
Central and Latin America                 6,933            2,235            1,060
                                   ------------     ------------     ------------

                                   $     15,394     $      5,720     $      5,800
                                   ============     ============     ============

        WARRANTY COSTS

        The Company provides for warranty costs based on estimated future expenditures that will be incurred under product guarantees and warranties presently in force.

        LOSS PER SHARE

        The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128), effective as of December 31, 1997. FAS 128 requires a basic calculation of earnings per share (EPS), based upon the weighted average number of common shares outstanding during the period. FAS 128 also requires a diluted EPS calculation that reflects the potential dilution from common stock equivalents such as stock options. All current and prior years' EPS calculations included herein have been restated under the provisions of FAS 128. As the years ended December 31, 1997, 1996 and 1995 have net losses, the impact of outstanding stock options on weighted average common shares is anti-dilutive.

        Pro forma net loss per share for 1996 and 1995 is computed on the basis of the weighted average number of partnership interest units outstanding during the year converted into common shares on a one-to-one ratio, and adjusted for the stock split discussed below.

        STOCK SPLIT

        On September 30, 1996, the Board of Directors and the shareholders approved an increase in the Company's authorized common shares from 10 million to 20 million shares. On November 18, 1996, the Company declared a 1.3106311-for-1 stock split in the form of a stock dividend. All shares and per share information have been restated to reflect the split.

        MANAGEMENT ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect carrying amounts of assets and liabilities and disclosures of contingent assets and liabilities as of financial statement dates, as well as the reported revenues and expenses for the years then ended. Actual results may differ from management's estimates.


2.      RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS:

        On February 6, 1998, the Company issued a press release announcing its consolidated financial results for 1997. Subsequently, it was determined to be necessary to restate its previously released results for the three-months and year ended December 31, 1997, the Company's financial statements as of and for the year ended December 31, 1996 and the financial statements as of and for each of the quarterly periods ended March 31, June 30, September 30 and December 31 during 1997 and 1996.

        The restatements relate primarily to: (i) revenue recognition for certain sales for which collection was determined to not be reasonably assured or was contingent on a future event;

        (ii) revenue recognition for certain sales where a formal written agreement was not received; (iii) revenue recognized on sales of certain products which were subsequently returned to the Company; (iv) application of the percentage of completion method on system contract sales at EFJ, and (v) the allocation of the purchase price of the EFJ acquisition. As a result, the financial statements of the Company have been restated from amounts previously reported.

        The summary of the significant changes as of December 31, 1997 and 1996 and for the years then ended is as follows:




                                                     As of December 31, 1997      As of December 31, 1996
                                                  -----------------------------  --------------------------
                                                   As previously
                                                      Released                   As Previously
                                                     (unaudited)    As Restated     Reported    As Restated
                                                   -------------    -----------  -------------  -----------
                   ASSETS
Current assets:
Cash and cash equivalents                            $  15,384       $  15,384       $     -       $      -
Investments                                             15,900          15,900             -              -
Accounts receivable, net                                24,182          16,008         4,216          1,256
Receivables - other                                      1,803             785            11             29
Cost in excess of billings on uncompleted contracts      3,804             942             -              -
Inventory                                               17,855          18,363         2,261          2,853
Income taxes recoverable                                     -           1,065             -            213
Prepaid expenses and other current assets                  478             478            60             60
Deferred tax assets                                      3,345           3,523           196          1,773
                                                     ---------       ---------       -------       --------
    Total current assets                                82,751          72,448         6,744          6,184
Property, plant and equipment, net                      11,343          11,261         4,908          4,325
Deferred tax assets                                      6,340           4,504         1,723            439
Intangible assets, net                                   7,655          18,029            38            422
Other assets                                             1,193             452             -              -
Deferred public offering costs                               -               -           568            568
                                                     ---------       ---------       -------       --------
                                                     $ 109,282       $ 106,694       $13,981       $ 11,938
                                                     =========       =========       =======       ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank overdraft                                       $       -       $       -       $   386       $    386
Revolving line of credit and bank notes payable              -               -         1,022          1,022
Current portion of long-term debt                          416           2,545           596            596
Accounts payable                                        10,526           9,305         1,174          1,174
Billings in excess of cost on uncompleted contracts      1,370           6,696             -              -
Income taxes payable                                         -               -           152              -
Deferred revenue                                         1,208           1,743             -            216
Accrued expenses                                         5,547           7,323           946            946
                                                     ---------       ---------       -------       --------
    Total current liabilities                           19,067          27,612         4,276          4,340
Long-term debt, net of current portion                   4,279           2,758         1,840          1,840
Deferred revenue                                         1,417             934             -              -
Revolving line of credit                                     -               -           792            792
                                                     ---------       ---------       -------       --------
                                                        24,763          31,304         6,908          6,972
                                                     ---------       ---------       -------       --------
Stockholders' equity:
Common stock                                               129             129            68             68
Additional paid-in capital                              90,995          90,315         9,683          9,003
Accumulated deficit                                     (6,605)        (15,054)       (2,678)        (4,105)
                                                     ---------       ---------       -------       --------
                                                        84,519          75,390         7,073          4,966
                                                     ---------       ---------       -------       --------
                                                     $ 109,282       $ 106,694       $13,981       $ 11,938
                                                     =========       =========       =======       ========

                                                                      FOR THE YEAR ENDED
                                                  ---------------------------------------------------------
                                                         December 31, 1997           December 31, 1996
                                                  -----------------------------  --------------------------
                                                   As previously
                                                      Released                   As Previously
                                                     (unaudited)    As Restated     Reported    As Restated
                                                   -------------    -----------  -------------  -----------
Revenues                                            $    51,762     $    40,423   $    13,775   $    10,619
Cost of sales                                            27,218          26,106         4,864         4,274
                                                    -----------     -----------   -----------   -----------
    Gross profit                                         24,544          14,317         8,911         6,345
                                                    -----------     -----------   -----------   -----------
Operating costs and expenses:
  Research and development                                4,469           4,469         2,234         2,234
  Sales and marketing                                     8,133           7,031         2,103         2,187
  General and administrative                              3,382           4,711         2,414         2,529
  Special compensation expense                                -               -         5,568         5,568
  In-process research and development costs               9,828           9,828             -             -
                                                    -----------     -----------   -----------   -----------
    Total operating costs and expenses                   25,812          26,039        12,319        12,518
                                                    -----------     -----------   -----------   -----------
    Loss from operations                                 (1,268)        (11,722)       (3,408)       (6,173)
Other income                                                 35              18             -             -
Interest income                                             841             841            30            31
Interest expense                                           (610)           (610)         (162)         (162)
                                                    -----------     -----------   -----------   -----------
    Loss before income taxes                             (1,002)        (11,473)       (3,540)       (6,304)
Provision (benefit) for income taxes                      2,925            (524)       (1,529)       (2,186)
                                                    -----------     -----------   -----------   -----------
    Net loss                                        $    (3,927)    $   (10,949)  $    (2,011)  $    (4,118)
                                                    ===========     ===========   ===========   ===========
Pro forma information:
  Loss before pro forma income taxes                $    (1,002)    $   (11,473)  $    (3,540)  $    (6,304)
  Pro forma provision (benefit) for income taxes          2,925            (524)       (1,393)       (2,190)
                                                    -----------     -----------   -----------   -----------

  Pro forma net loss                                $    (3,927)    $   (10,949)  $    (2,147)  $    (4,114)
                                                    ===========     ===========   ===========   ===========

  Pro forma net loss per share - Basic and Diluted  $     (0.39)    $     (1.09)  $     (0.31)  $     (0.61)
                                                    ===========     ===========   ===========   ===========

Weighted average common shares - Basic and Diluted   10,056,690      10,056,690     6,968,712     6,783,078
                                                    ===========     ===========   ===========   ===========

3.      ACQUISITION:

        On July 31, 1997, the Company acquired all of the outstanding shares of capital stock and certain indebtedness of EFJ for $436 in cash and 832,465 shares of common stock, with an approximate market value of $10,000. The acquisition was accounted for by the purchase method of accounting. Purchased in-process research and development costs of $9,828 were written off as the technological feasibility of such in-process technology had not yet been established and the technology had no alternative future use. Intangibles recorded as part of the purchase include goodwill of $10,880, core technology of $891, work force of $1,374, customer base of $1,561, and trade names of $3,299. The intangible assets are being amortized over 5 to 15 years (see Note 12 for discussion of restructuring reserve recorded in conjunction with the acquisition and see Note 2 for discussion of proper allocation of opening balance sheet for EFJ).

        The operating results of EFJ are included in the Company's consolidated results of operations from the date of acquisition. The following unaudited pro forma financial information assumes the acquisition occurred at the beginning of 1996. These results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of 1996, or of the results which may occur in the future.

                                         1997               1996
                                     (unaudited)         (unaudited)
Total revenues                      $     70,959       $     89,585

Net loss                            $     (9,949)      $    (32,077)

Loss per share - Basic and          $      (0.94)      $      (4.21)
Diluted

4.      BILLINGS IN EXCESS OF COSTS ON UNCOMPLETED CONTRACTS:

        Amounts included in the consolidated financial statements that relate to billings on uncompleted contracts in excess of incurred costs as of December 31, 1997 were as follows:

Costs on uncompleted contracts                                  $     31,814
Profits in uncompleted contracts                                      13,547
                                                                ------------
                                                                      45,361


Less billings                                                         51,115
                                                                ------------

                                                                $     (5,754)
                                                                ============
Included in the consolidated balance sheet:
   Cost in excess of billings on uncompleted contracts          $        942
   Billings in excess of cost on uncompleted contracts                (6,696)
                                                                ------------

                                                                $     (5,754)
                                                                ============

4.      BILLINGS IN EXCESS OF COSTS ON UNCOMPLETED CONTRACTS, CONTINUED:

        Cost in excess of billings on uncompleted contracts includes direct costs of manufacturing, installation, project management, engineering, and allocable manufacturing overhead costs and accrued profits in excess of amounts billed. Billings in excess of costs on uncompleted contracts includes amounts billed and accrued anticipated losses on open contracts in excess of costs and accrued profits.



5.      INVENTORY:

        The following is a summary of inventory at December 31, 1997 and 1996, net of reserves for obsolescence of $4,114 and $41, respectively

                                        1997             1996

Raw materials and supplies          $    7,523       $    1,373
Work in process                          1,977              715
Finished goods                           8,863              765
                                    ----------       ----------

                                    $   18,363       $    2,853
                                    ==========       ==========

6.      PROPERTY, PLANT AND EQUIPMENT:

         Property, plant and equipment consists of the following at December 31, 1997 and 1996:

                                                                 1997             1996

Land and land improvements                                    $      262       $      150
Buildings and improvements                                         4,860            1,302
Equipment                                                          8,152            3,380
Leased equipment                                                     136               74
Furniture and fixtures                                             1,255              397
Construction in progress                                             178              797
                                                              ----------       ----------

                                                                  14,843            6,100

      Less accumulated depreciation and amortization               3,582            1,775
                                                              ----------       ----------

                                                              $   11,261       $    4,325
                                                              ==========       ==========

7.      INTANGIBLE ASSETS:

        Intangible assets consist of the following at December 31, 1997 and 1996:

                                                            1997             1996
Goodwill                                                 $   10,880       $      290
Proprietary technology and licensing agreements               3,763            3,756
Acquired work force, customer base, trade name                6,234              117
Non-compete agreements                                           --            1,700
Other                                                         1,038               43
                                                         ----------       ----------

                                                             21,915            5,906



        Less accumulated amortization                         3,886            5,484

                                                         ----------       ----------

                                                         $   18,029       $      422
                                                         ==========       ==========


8.      REVOLVING LINES OF CREDIT:

        The Company has several lines of credit with regional banks. One is a working capital revolving line of credit not to exceed $3,000 calculated using a specified borrowing base of eligible inventories and accounts receivable. This line of credit was due as of June 30, 1998 and was not renewed. Interest for the line of credit is payable monthly at a regional bank's national money market rate. At December 31, 1997, the Company opened up a secured line of credit not to exceed $10,000 with another regional bank. Interest is at a variable rate, 1.00% under the highest prime rate published in the Wall Street Journal. This line of credit is due on December 30, 1998. The working capital lines are collateralized by substantially all the Company's assets and the capital line is collateralized by certain fixed assets. EFJ had a working capital and term loan of approximately $13,200 when it was acquired on July 31, 1997. This loan was paid off in October 1997 with a portion of the proceeds from the Company's secondary stock offering.

        At December 31, 1997, the Company had no amounts outstanding on these lines of credit. The weighted average interest rate was 8.5% during 1997 and 8.3% during 1996. Average borrowings under the Company's lines of credit and the weighted average interest rate during 1997 were $761 and 8.5% and during 1996 were $256 and 8.3%. The total available credit as of December 31, 1997 was $13,000 under the above lines.

9.      LONG-TERM DEBT:

Long-term debt at December 31, 1997 and 1996 consists of the following

                                                                                      1997            1996
Term note payable to bank due in monthly installments of $18 including interest at 7.75% based on a specified rate of a regional bank. The note was collateralized by substantially all the assets of the Company in addition to the personal guarantees of certain stockholders

                                                                                   $       --      $      251

Term note payable to bank due in monthly installments of $14 including interest at 8% based on a specified rate of a regional bank. The note was collateralized by essentially all the assets of the Company in addition to personal guarantees of certain stockholders
                                                                                           --             376

Installment note for equipment purchase payable to bank due in monthly installments of $10 including daily adjusted interest at a specified rate above the prime rate. The note was collateralized by specific equipment and inventory. The note was guaranteed by a stockholder
                                                                                           --             359

Industrial development revenue bonds (IDR) payable to bank with interest payments due March 1 and September 1 and annual principal payments of
   $140 beginning March 1, 1998 at variable interest rates with principal
   due on March 1, 2017. This note is collateralized by a deed of trust                 2,850             850

Construction note payable to bank, due in August 1997, including
    interest at 8.75%                                                                      --             585

Capital lease obligation, due in monthly principal and interest installments of $32 through July 31, 2002, effective interest rate of
   9.1% per annum, secured by land and building                                         2,400              --

Other capital lease obligations                                                            53              15
                                                                                   ----------      ----------

                                                                                        5,303           2,436
Less current portion                                                                    2,545             596
                                                                                   ----------      ----------

                                                                                   $    2,758      $    1,840
                                                                                   ==========      ==========

       The agreements of the term notes payable and the revolving lines of credit discussed in Note 8 require, among other things, that the Company maintain certain levels of working capital, net worth and debt-to-equity ratios and limit capital expenditures, investments, other indebtedness, distributions, mergers and acquisitions. At December 31, 1997, the Company was in compliance with these debt covenants or had obtained the appropriate waivers. The IDR bonds require the Company to maintain at all times a letter of credit in an amount at least equal to 103% of the aggregate principal amount of bonds then outstanding plus a specified portion of interest payable.

       Future minimum long-term debt payments for the next five years are $140 per annum on the IDR bonds.

       The term and installment notes payable were retired using a portion of the net proceeds from the initial public offering.

10.      LEASE OBLIGATIONS:

       The Company leases certain buildings and improvements under an arrangement which is accounted for as a capital lease. The lease requires monthly installments of $52, including an effective average annual interest rate of 7.8% through July 31, 2002. In January 1998, the Company exercised an option to buy the building and improvements under this capital lease. Accordingly, the balance of $2,400 under this capital lease has been classified as current.

       The Company also leases various equipment, automobiles and buildings under operating leases. Rent expense for the year ended December 31, 1997 was $520 and was immaterial in 1996 and 1995. Future minimum rental payments under noncancelable operating lease agreements are as follows:


      Year Ending December 31
      -----------------------
                 1998                                           $   610
                 1999                                               432
                 2000                                               310
                 2001                                               274
                 2002                                                 4
              Thereafter                                              8
                                                                -------

              Total minimum lease payments                      $ 1,638
                                                                =======

11.    INCOME TAXES:

       The components of the benefit for income taxes for the period ending December 31, 1997 and 1996 are as follows:

                                            1997                 1996
                                          -------              -------
         Current:
            Federal                       $   163              $    21
            State                              19                   --
                                          -------              -------
                                              182                   21
                                          -------              -------

         Deferred:
            Federal                          (637)              (2,207)
            State                             (69)                  --
                                          -------              -------
                                             (706)              (2,207)
                                          -------              -------

                                          $  (524)             $(2,186)
                                          =======              =======


        The Company's effective tax rate on pretax loss differs from U.S. federal statutory tax rate as follows.

                                                                    1997                              1996
                                                          ------------------------          ------------------------
        U.S. federal tax at statutory tax rate            $(3,901)           (34.0%)        $(2,143)           (34.0%)
        Income taxable directly to partners of the
             Predecessor                                       --               --                4               --
        In-process research and development costs           3,341             29.1               --               --
        Benefit of foreign sales corporation                  (61)            (0.5)             (53)            (0.7)
        State taxes, net of federal benefit                   (33)            (0.3)              --               --
        Non deductible amortization                            49              0.4               --               --
        Other                                                  81              0.7                6               --
                                                          -------          -------          -------          -------

                                                          $  (524)            (4.6%)        $(2,186)           (34.7%)
                                                          =======          =======          =======          =======

       Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to deferred income taxes at December 31, 1997 and 1996 relate to the following. The 1997 amounts include deferred tax assets resulting from the EFJ acquisition on July 31, 1997:

                                                                       1997           1996
        Deferred tax assets:
           Special compensation expense                              $ 1,403        $ 1,822
           Allowance for bad debts                                       993             58
           Net operating loss carryforwards                            5,549            376
           Difference between tax and book amortization                1,547             --
           Difference between tax and book liability accruals          1,939             55
                                                                     -------        -------

           Gross deferred tax assets                                  11,431          2,311
           Less valuation allowance                                    3,000             --
                                                                     -------        -------

                                                                       8,431          2,311
                                                                     -------        -------

        Deferred tax liabilities:
           Difference between tax and book depreciation                  404             99
                                                                     -------        -------

        Net deferred asset                                           $ 8,027        $ 2,212
                                                                     =======        =======

       There was no valuation allowance for deferred tax assets as of January 1, 1997, 1996 and 1995. A valuation allowance of $3,000 was established at the time of the purchase of EFJ. Any subsequently recognized tax benefits relating to the valuation allowance as of December 31, 1997 will be allocated to goodwill. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income prior to expiration of the net operating loss carryforwards. Taxable losses for the year ended December 31, 1997 and the six months ended December 31, 1996 were approximately ($7,800) and ($1,300), respectively. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of existing valuation allowances at December 31, 1997. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

       Net operating loss carryforwards, which originated in 1997 and 1996, will begin to expire in 2011. The Company has approximately $8,600 in Federal and state net operating loss carryforwards attributable to EFJ which expire in 2012. Tax regulations limit the amount that may be utilized on annual basis to approximately $588.

12.    ACCRUED EXPENSES:

       Accrued expenses consist of the following:

                                                       1997          1996
        Payroll, bonuses and employee benefits        $1,534        $  329
        Warranty reserve                                 806            73
        Commissions                                      789           101
        Special compensation expense                      --           210
        Restructuring reserve                          2,581            --
        Other expenses                                 1,613           233
                                                      ------        ------

                                                      $7,323        $  946
                                                      ======        ======

       In connection with the acquisition of EFJ, a portion of the purchase price was allocated to a restructuring reserve to cover costs associated with the purchase such as severance and relocation costs. A reserve of $4,961 was recorded, and as of December 31, 1997, $2,380 has been expended. The EFJ workforce was reduced by 105 employees across all lines of the organization.

13.    COMMITMENTS AND CONTINGENCIES:

       The Company has been named as a defendant in several class action lawsuits that were filed subsequent to the Company's announcement on March 27, 1998 that the filing of its Annual Report on Form 10-K for year ended December 31, 1997 would be delayed and that adjustments would be made to the Company's previously announced financial results. Between March 31, 1998 and May 27, 1998, twelve purported class action lawsuits were filed against the Company in the United States District Court for the District of Nebraska, and one complaint was filed in the District Court of Scotts Bluff County, Nebraska. Certain of the complaints also name one or more officers of the Company as additional defendants. The longest class period alleged in any of the class complaints is the period from January 22, 1997 through April 24, 1998.

       The complaints generally allege claims under Sections 10 and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and relate primarily to allegations of false and misleading financial statements and representations and material omissions by the Company. The Nebraska action alleges violations of Nebraska securities laws. The complaints seek unspecified compensatory damages, punitive damages, attorneys' fees and costs. The plaintiffs in the Federal actions have stipulated to the consolidation of the Federal actions and the appointment of a lead plaintiff(s). The Company is not required to answer or otherwise respond to the federal complaints until after the lead plaintiff(s) files a consolidated complaint.

       The Company may in the future be the subject of additional lawsuits or claims in connection with the events or facts surrounding its restatement of previously announced financial results. The Company is unable to predict when or whether such additional lawsuits or claims may be initiated or the likelihood of the outcome or range or amount of potential liability that may arise therefrom.

       Although the complaints described above do not allege the amount of damages and other relief that the plaintiffs are seeking, the Company believes the amount of damages ultimately sought by the plaintiffs will be significant. In light of the Company's restatement of financial information contained in its various registration statements and prospectuses, the Company believes that there may be an unfavorable outcome for at least some of the claims asserted in the lawsuits or which may be asserted in the future against the Company. The Company believes that the stockholder class actions are more likely to settle than proceed to trial, judgment and appeal. Given the circumstances of these cases, the terms of a settlement would be structured in a manner to avoid causing the Company to seek protection under the federal bankruptcy reorganization laws. In any circumstances where the Company could not structure a settlement of all claims within its financial resources, it would vigorously defend any attempt to establish the amount of liability or to require payment beyond its resources. Many factors will ultimately affect and determine the results of the litigation however, and the Company can provide no assurances that the outcome will not have a significant adverse effect on the Company's business, financial condition, results of operations and cash flows.

       In April 1998, the Securities and Exchange Commission ("SEC") issued a formal order of investigation to determine whether violations of certain aspects of the Federal securities laws had occurred in connection with the Company. At the present time, the Company is unable to predict whether the SEC is likely to initiate proceedings against the Company or its affiliated parties relating to these events.

       During 1997, on the basis of product orders placed with the Company by federal personnel within the Maryland Procurement Office ("MPO"), which acts as the purchasing arm for various federal agencies in the Washington D.C. area, the Company shipped approximately $2.2 million worth of encrypted radio equipment and related items to MPO. MPO has taken the position that the person placing the orders on behalf of MPO was not authorized to do so, and therefore, has refused payment. In March 1998, the Company filed a certified contract claim for payment. Alternatively, the Company has requested ratification, by which MPO would treat the procurement as an authorized commitment. To date, MPO has rejected ratification. The contract claim is pending, and the Company is unable to predict whether the likelihood of a favorable final outcome is probable or remote.

       The Company is involved in certain other legal proceedings incidental to the normal conduct of its business. The Company does not believe that any liabilities relating to such other legal proceedings are likely to be, individually or in the aggregate, material to the Company's business, financial condition, results of operations or cash flows.

       The Company agreed to pay fees totaling $350 to its chairman and chief executive officer for initiating the purchase of the net assets of Transcrypt International, Incorporated in 1991. Payment was contingent upon the original limited partners receiving capital distributions equal to their original capital contributions or upon the approval of the Board of Directors of the Company for the sale of equity interests in the Company to the public. Payments of $70 were made as of December 31, 1995 and an additional payment of $70 was approved and paid during February 1996. These payments were accounted for as a bonus and the officer waived his rights to receive fees to the extent of such payments. The Board of Directors approved the payment of the remaining $210 fees on September 30, 1996. These remaining fees are included in special compensation expense in the consolidated statements of operations. The $210 was paid in February 1997.

       In the normal course of its business activities, the Company is required under a contract with various governmental authorities to provide letters of credit and bonds that may be drawn upon if the Company fails to perform under its contracts. The letters of credit, which expire on various dates in 1998, have a total undrawn balance of $2.1 million, and bonds which expire on various dates through 1999, totaling $22.4 million at December 31, 1997.

       As a result of the EFJ acquisition, the Company has an agreement with a vendor to purchase certain annual dollar volume of products. In the event the Company fails to purchase the minimum volume, it must pay a penalty equal to 35% of the shortfall. In 1997, the Company paid $396 as a result of this take or pay contract. Future minimum purchase quantities are as follows: 1998 - $2,500; 1999 - $2,500; 2000 - $391. The Company does not anticipate meeting its future minimum purchase commitments. This shortfall was anticipated and accrued as a liability in the allocation of the purchase price for EFJ.

       The Company is in the process of converting its manufacturing and financial information system to that currently being utilized by its acquired subsidiary, EFJ. Once converted, the Company will then upgrade to a newer version of the same information system or will purchase a separate information system that will be Year 2000 compliant. The conversion to a Year 2000 compliant system is anticipated to be completed by mid-year 1999 with the cost estimated to be from $750 to $1,500. These expenditures were planned and budgeted for in an effort to upgrade the quality of the Company's manufacturing and financial information system and not as a direct remediation of any Year 2000 issue, although that will be a valuable by-product of the upgrade. There are other computerized systems involved in manufacturing and engineering systems. A preliminary assessment has been made as to what effect, if any, the Year 2000 issue will have on these systems and whether or not there will be a material effect on future financial results. As of December 31, 1997, no conclusions have been drawn. Furthermore, the Company has not yet initiated formal communications with all of its significant suppliers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issue.

       The Company has entered into contracts for the completion of a new addition to its Lincoln, Nebraska headquarters facility. Total dollar amount of the contracts is approximately $2,250 with the total project cost estimated at approximately $3,000.

14.    OPTION PLANS:

       In January 1992, the Board of Directors approved a 1992 Partnership Interest Option Plan which provided for the granting of up to 1,297,525 units of non-qualified interest options to certain officers and key employees. Under the Plan, the exercise price for the options was the fair market value at the date of grant as determined by the Board of Directors. The term of each option granted will in no event exceed 10 years from the date of grant. Effective June 30, 1996, the unit options were converted to stock options on a one to one ratio. No options were exercisable under the Plan provisions until the Board of Directors approved granting of all reserved options and full vesting of the 716,916 stock options then outstanding on September 30, 1996. The vesting resulted in a special compensation charge of $5,358 in the quarter ended September 30, 1996.

       Effective as of September 6, 1996, the Company established the 1996 Stock Incentive Plan (the "Plan"). Any employee, including any director of the Company, and any non-employee director or independent contractor of the Company is eligible to be considered for the issuance of shares of common stock, $0.01 par value per share, of the Company or of any other class of security or right of the Company which is convertible into common stock. The aggregate number of shares issued under the Plan shall not exceed 1,200,000. The aforementioned 716,916 options have been issued under the Plan, all of which are vested and compensation recognized. The Plan provides that unless otherwise provided by the Plan committee any stock option granted shall have an exercise price not less than 100% of the market value of a share of common stock on the date the option is granted and that the term of such option shall be ten years from date of grant with vesting of the options at a rate of 20% per year. In January 1997, the Company granted stock options for an additional 325,000 shares, with an exercise price equal to the price per share in the initial public offering.

       The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's pro forma net loss and pro forma loss per share would have been as follows:

                                                                                  1997               1996
        Pro forma net loss - as reported                                       $  (10,949)       $   (4,114)
        Pro forma net loss - as adjusted under SFAS No. 123                       (11,149)           (4,114)
        Pro forma net loss per share - as reported:
           Basic and Diluted                                                        (1.09)             (.61)
        Pro forma net loss per share - as adjusted under SFAS No. 123:
           Basic and Diluted                                                        (1.11)             (.61)

       Fair value of the options was not determinable prior to September 30, 1996 when the Board of Directors approved full vesting of the outstanding options. No options were granted subsequent to September 30, 1996, during the year ended December 31, 1996. The weighted average fair value at date of grant for options granted during 1997 was $7.92.

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted:

                                            1997          1996
        Expected option life              10 years     10 years
        Expected annual volatility          68%           N/A
        Risk-free interest rate            6.62%         6.50%
        Dividend yield                      0%            0%

       The status of stock options under the Plan are summarized as follows:

                                                                              WEIGHTED
                                                                              AVERAGE
                                            NUMBER OF        PRICE PER        OPTIONS
                                             SHARES            SHARE        EXERCISABLE
                                            --------         --------       -----------
        Balance at December 31, 1994       1,140,905         $    .96              --
           Granted                           137,617             3.05
           Exercised                              --               --
           Forfeited                        (813,903)            1.22
                                           ---------         --------

        Balance at December 31, 1995         464,619             1.13              --
           Granted                           252,297             3.05
           Exercised                              --               --
           Forfeited                              --               --
                                           ---------         --------

        Balance at December 31, 1996         716,916             1.81         716,916
           Granted                           459,600            10.29
           Exercised                        (146,600)            1.57
           Forfeited                        (146,383)           10.01
                                           ---------         --------

        Balance at December 31, 1997         883,533         $   4.90         553,933
                                           =========         ========

                                              WEIGHTED
                        NUMBER                AVERAGE               WEIGHTED               NUMBER                EXERCISABLE
                    OUTSTANDING AT           REMAINING              AVERAGE             EXERCISABLE AT            WEIGHTED
                     DECEMBER 31,           CONTRACTUAL             EXERCISE             DECEMBER 31,             AVERAGE
EXERCISE PRICE          1997                   LIFE                  PRICE                   1997              EXERCISE PRICE
---------------     --------------          -----------             --------            ---------------        --------------
$     0.760            294,257                   7.67               $ 0.7600                294,257               $  0.760
$     3.050            259,676                   8.15               $ 3.0500                259,676               $  3.050
$     8.000            259,000                   9.06               $ 8.0000                     --               $     --
$    11.375             30,000                   9.58               $11.3750                     --               $     --
$    21.688             30,000                   9.79               $21.6880                     --               $     --
$    23.500             10,000                   9.88               $23.5000                     --               $     --
$    24.875                600                  10.00               $24.8750                     --               $     --
---------------       --------               --------               --------               --------               --------
$0.76 - $24.875        883,533                   8.14               $ 4.9002                553,933               $ 1.8335
===============       ========               ========               ========               ========               ========

15.    BENEFIT PLANS:

       The Company has a profit sharing plan which covers substantially all employees. Contribution levels are determined by the Board of Directors annually. Profit sharing expense approximated $100, $60 and $27 for the years ended December 31, 1997, 1996 and 1995, respectively.

       The Company also has a 401(k) plan which covers substantially all employees. Participants may contribute up to 10% of their annual compensation and the Company makes matching contributions of 25% of the amount contributed by participants. Contributions may not exceed the maximum allowable by law. Company contributions approximated $111, $16 and $13 for the years ended December 31, 1997, 1996 and 1995, respectively.

       The Company does not currently provide post-retirement healthcare benefits.

16.    CONCENTRATIONS:

       Sales to major customers were as follows:

                                                                 1997             1996             1995
            Individual customers representing 10% or
              more of consolidated sales in each year:
                 Customer A                                     $    --          $    --          $   849
                 Customer B                                     $    --          $ 2,180          $    --
                 Customer C                                     $ 4,374          $    --          $    --

       In addition, a substantial portion of the Company's revenue is from customers in the governmental sector, both domestic and foreign. The Company's policy does not require significant collateral or other security to support such receivables.

       In addition to being a major customer, Motorola is also a key manufacturer of electronic components used by the Company. Purchases by the Company from Motorola totaled approximately $3,862, $1,878, and $726 in 1997, 1996, and 1995, respectively.

17.    FAIR VALUE OF FINANCIAL INSTRUMENTS:

       The carrying amount of cash and cash equivalents, accounts receivable, receivable-other, cost in excess of billings on uncompleted contracts, prepaid expenses, bank overdraft, accounts payable, billings in excess of cost on uncompleted contracts, income taxes payable, accrued expenses approximate fair value because of the short maturity of these instruments. The carrying amount of long-term debt and the revolving line of credit approximate fair value as calculated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company's bankers.

18.    STOCK OFFERINGS:

       On January 22, 1997, the Company completed an initial public offering of 2,900,000 shares of common stock at a price of $8.00 per share. Of the 2,900,000 shares offered, 2,500,000 shares were sold by the Company and 400,000 were sold by certain of the Company's stockholders. The Company's net proceeds from the offering, after underwriting commissions and expenses, were approximately $17,710.

       A portion of the Company's net proceeds from the offering was used to retire the term and installment notes payable and the revolving lines of credit. The remaining net proceeds were used for general working capital purposes and to support the Company's growth and business strategy.

       On October 15, 1997, the Company completed a secondary public offering of 3,175,000 shares of common stock at a price of $21.00 per share. Of the 3,175,000 shares offered, 2,684,481 shares were sold by the Company and 490,519 were sold by certain of the Company's stockholders. The Company's net proceeds from the offering, after underwriting commissions and expenses, were approximately $52,939.

       A portion of the Company's net proceeds from the offering was used to retire the revolving credit facility and term facility of EFJ. The remaining net proceeds have been and will be used to finance expansion and modernization of the Company's manufacturing and administrative facilities, and for working capital and general corporate purposes.

19.    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

       Interest paid by the Company during the years ended December 31, 1997, 1996 and 1995 amounted to $618, $163 and $190, respectively. Income taxes paid, net of refunds, during the years ended December 31, 1997 and 1996 were $642 and $294, respectively.

       During 1996, the Company made non-cash additions to property, plant and equipment and deferred initial public offering costs of $174 and $184, respectively.

       In conjunction with the acquisition during the year ended December 31, 1997 (see Note 3) assets acquired, liabilities assumed and common stock issued were as follows:

       Fair value of assets acquired                             $ 30,574
       Excess of cost over net tangible assets acquired            27,833
       Liabilities assumed                                        (48,115)
       Common stock issued                                        (10,000)
                                                                 --------

               Cash paid, net of cash received                   $    292
                                                                 ========

20.    SUBSEQUENT EVENTS:

       On March 27, 1998, the Company issued a press release announcing that it would not file its 1997 Annual Report on Form 10-K with the SEC on March 31, 1998 because the audit of its 1997 financial statements was not yet completed. The Company also announced that (i) certain accounting principles relating primarily to revenue recognition were not yet resolved by the Company's independent accountants, (ii) the accountants and Company management were undertaking a review of the Company's accounting policies and (iii) adjustments would be made to the Company's previously announced financial results.

       On April 13, 1998, the Company announced that it would not file its 1997 Form 10-K on or before the extension date of April 15, 1998 due to ongoing work being performed by the Company and its independent accountants. The Company also announced that the Audit Committee of the Board of Directors had retained independent counsel to conduct an investigation.

       In April 1998, the SEC issued a formal order of investigation to determine whether violations of certain aspects of the Federal securities laws had occurred in connection with the Company.

       On April 24, 1998, Coopers & Lybrand, L.L.P. resigned as the Company's independent accountants. In conjunction with its resignation, Coopers & Lybrand advised the Company that their reports with respect to the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 1995 and 1996 were withdrawn as of the date of their resignation.

       On April 27, 1998, the Nasdaq National Market ("Nasdaq") effected a temporary qualification trading halt in the Company's common stock. On May 11, 1998, the common stock was delisted from the Nasdaq National Market. The Company has appealed the Nasdaq delisting.

       On May 6, 1998, the Company announced that it had engaged KPMG Peat Marwick LLP as its independent auditors for the fiscal years ended December 31, 1997, 1996 and 1995.

       On May 18, 1998, the Company disclosed in a filing with the SEC that its Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1998 will not be filed within the period prescribed for such report.

       Effective May 31, 1998, Jeffery L. Fuller resigned as President, Chief Executive Officer ("CEO") and Director of the Company. On June 8, 1998, the Company announced that the Board of Directors had appointed a committee to identify a CEO of the Company and that John T. Connor, who serves as Chairman of the Board, had been appointed as interim CEO. Mr. Connor accepted such appointment until the earlier of September 8, 1998 or the hiring of a permanent CEO. Mr. Connor has indicated that if a permanent CEO is not hired by such date, he will discuss with the Board of Directors the possibility of staying on for a longer time.

       On July 8, 1998, the Company's primary bank lender, US Bank National Association, agreed to waive the Company's violations of its bank credit facility arising out of the Company's failure to timely provide financial statements, meet certain financial covenants and provide monthly borrowing base certificates to U.S. Bank. U.S. Bank also agreed to amend the credit facility by reducing the Company's required tangible net worth amount to $55 million from $70 million.

       The Company has been named as a defendant in several class action lawsuits that were filed subsequent to the Company's announcement on March 27, 1998 that the filing of its Annual Report on Form 10-K for year ended December 31, 1997 would be delayed and that adjustments would be made to the Company's previously announced financial results. Between March 31, 1998 and May 27, 1998, twelve purported class action lawsuits were filed against the Company in the United States District Court for the District of Nebraska, and one complaint was filed in the District Court of Scotts Bluff County, Nebraska.

       Certain of the complaints also name one or more officers of the Company as additional defendants. The longest class period alleged in any of the class complaints is the period from January 22, 1997 through April 24, 1998.

       The complaints generally allege claims under Sections 10 and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and relate primarily to allegations of false and misleading financial statements and representations and material omissions by the Company. The Nebraska action alleges violations of Nebraska securities laws. The complaints seek unspecified compensatory damages, punitive damages, attorneys' fees and costs. The plaintiffs in the Federal actions have stipulated to the consolidation of the Federal actions and the appointment of a lead plaintiff(s).


21.    RESTATEMENT OF CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL DATA:

       On February 6, 1998, the Company issued a press release announcing its consolidated financial results for 1997. Subsequently, it was determined to be necessary to restate its previously released results for the three-months and year ended December 31, 1997, the Company's financial statements as of and for the year ended December 31, 1996 and the financial statements as of and for each of the quarterly periods ended March 31, June 30, September 30 and December 31 during 1997 and 1996.

       The restatements relate primarily to: (i) revenue recognition for certain sales for which collection was determined to not be reasonably assured or was contingent on a future event; (ii) revenue recognition for certain sales where a formal written agreement was not received; (iii) revenue recognized on sales of certain products which were subsequently returned to the Company; (iv) application of the percentage of completion method on system contract sales at EFJ in the third and fourth quarters of 1997, and (v) the allocation of the purchase price of the EFJ acquisition at July 31, 1997. As a result, the financial statements of the Company have been restated from amounts previously reported.

       The summary of the significant quarterly changes for the years ended December 31, 1997 and 1996 is as follows:

21.    Restatement of Consolidated Unaudited Quarterly Financial Data,
       Continued:

                                                               March 31, 1997                      June 30, 1997
                                                     -------------------------------      -------------------------------
                                                     As Previously                        As Previously
                                                       Reported          As Restated         Reported         As Restated
                                                     -------------       -----------      --------------      -----------
Revenues                                              $     4,728        $     3,512        $     5,550       $     2,915
Cost of sales                                               1,632              1,272              2,233             2,289
                                                      -----------        -----------        -----------       -----------
         Gross profit                                       3,096              2,240              3,317               626
                                                      -----------        -----------        -----------       -----------
Operating expenses:
    Research and development                                  633                633                683               683
    Sales and marketing                                     1,086                942                879               731
    General and administrative                                478                572                559               651
                                                      -----------        -----------        -----------       -----------
         Total operating expenses                           2,197              2,147              2,121             2,065
                                                      -----------        -----------        -----------       -----------
         Income (loss) from operations                        899                 93              1,196            (1,439)
Interest income                                               125                125                192               192
Interest expense                                              (49)               (49)               (33)              (33)
                                                      -----------        -----------        -----------       -----------
         Income (loss) before income taxes                    975                169              1,355            (1,280)
Provision (benefit) for income taxes                          292                 27                380              (490)
                                                      -----------        -----------        -----------       -----------
         Net income (loss)                            $       683        $       142        $       975       $      (790)
                                                      ===========        ===========        ===========       ===========
Pro forma information:
Income (loss) before pro forma income taxes           $       975        $       169        $     1,355       $    (1,280)
Pro forma provision (benefit) for income taxes                292                 27                380              (490)
                                                      -----------        -----------        -----------       -----------
Pro forma net income (loss)                           $       683        $       142        $       975       $      (790)
                                                      ===========        ===========        ===========       ===========
Pro forma net income (loss) per share - Basic         $      0.08        $      0.02        $      0.10       $     (0.09)
                                                      ===========        ===========        ===========       ===========
                                      - Diluted       $      0.07        $      0.02        $      0.10       $     (0.09)
                                                      ===========        ===========        ===========       ===========
Weighted average common shares        - Basic           8,699,744          8,699,745          9,876,806         9,283,078
                                                      ===========        ===========        ===========       ===========
                                      - Diluted         9,177,989          9,281,849          9,876,806         9,283,078
                                                      ===========        ===========        ===========       ===========

                                                            September 30, 1997                          December 31, 1997
                                                     ----------------------------------        ----------------------------------
                                                     As Previously                             As Previously
                                                        Reported           As Restated            Released           As Restated
                                                     -------------         ------------        -------------         ------------
Revenues                                              $     17,555         $     13,428         $     23,929         $     20,568
Cost of sales                                                9,623                9,561               13,731               12,984
                                                      ------------         ------------         ------------         ------------
         Gross profit                                        7,932                3,867               10,198                7,584
                                                      ------------         ------------         ------------         ------------
Operating expenses:
    Research and development                                 1,298                1,298                1,855                1,855
    In-process research and development                      9,828                9,828                   --                   --
    Sales and marketing                                      2,721                2,361                3,447                2,997
    General and administrative                               1,229                1,647                1,115                1,841
                                                      ------------         ------------         ------------         ------------
         Total operating expenses                           15,076               15,134                6,417                6,693
                                                      ------------         ------------         ------------         ------------
         Income (loss) from operations                      (7,144)             (11,267)               3,781                  891
Other income                                                    --                   --                   35                   18
Interest income                                                119                  119                  405                  438
Interest expense                                              (346)                (346)                (182)                (215)
                                                      ------------         ------------         ------------         ------------
         Income (loss) before income taxes                  (7,371)             (11,494)               4,039                1,132
Provision (benefit) for income taxes                           893                 (468)               1,360                  407
                                                      ------------         ------------         ------------         ------------
         Net income (loss)                            $     (8,264)        $    (11,026)        $      2,679         $        725
                                                      ============         ============         ============         ============

Pro forma information:
Income (loss) before pro forma income taxes           $     (7,371)        $    (11,494)        $      4,039         $      1,132
Pro forma provision (benefit) for income taxes                 893                 (468)               1,360                  407
                                                      ------------         ------------         ------------         ------------
Pro forma net income (loss)                           $     (8,264)        $    (11,026)        $      2,679         $        725
                                                      ============         ============         ============         ============
Pro forma net income (loss) per share - Basic         $      (0.84)        $      (1.12)        $       0.21         $       0.06
                                                      ============         ============         ============         ============
                                      -Diluted        $      (0.84)        $      (1.12)        $       0.21         $       0.06
                                                      ============         ============         ============         ============
Weighted average common shares        - Basic            9,844,087            9,844,087           12,849,322           12,361,944
                                                      ============         ============         ============         ============
                                      -Diluted           9,844,087            9,844,087           12,849,322           13,103,404
                                                      ============         ============         ============         ============

21.    Restatement of Consolidated Unaudited Quarterly Financial Data,
       Continued:

                                                              March 31, 1996                          June 30, 1996
                                                     --------------------------------        --------------------------------
                                                     As Previously                           As Previously
                                                       Reported           As Restated          Reported           As Restated
                                                     ------------         -----------        ------------         -----------
Revenues                                              $     2,580         $     2,442         $     3,148         $     2,577
Cost of sales                                                 911                 880                 939                 903
                                                      -----------         -----------         -----------         -----------
         Gross profit                                       1,669               1,562               2,209               1,674
                                                      -----------         -----------         -----------         -----------
Operating expenses:
    Research and development                                  436                 436                 649                 649
    Sales and marketing                                       431                 469                 404                 404
    General and administrative                                626                 626                 615                 615
                                                      -----------         -----------         -----------         -----------
         Total operating expenses                           1,493               1,531               1,668               1,668
                                                      -----------         -----------         -----------         -----------
         Income (loss) from operations                        176                  31                 541                   6
Interest income                                                --                  --                  --                  --
Interest expense                                              (18)                (19)                (32)                (31)
                                                      -----------         -----------         -----------         -----------

         Income (loss) before income taxes                    158                  12                 509                 (25)
Provision (benefit) for income taxes                           --                  --                  --                  --
                                                      -----------         -----------         -----------         -----------
         Net income (loss)                            $       158         $        12         $       509         $       (25)
                                                      ===========         ===========         ===========         ===========

Pro forma information:
Income (loss) before pro forma income taxes           $       158         $        12         $       509         $       (25)
Pro forma provision (benefit) for income taxes                 38                   5                  97                  (9)
                                                      -----------         -----------         -----------         -----------
Pro forma net income (loss)                           $       120         $         7         $       412         $       (16)
                                                      ===========         ===========         ===========         ===========
Pro forma net income per share - Basic                $      0.02         $      0.00         $      0.06         $     (0.00)
                                                      ===========         ===========         ===========         ===========
                               - Diluted              $      0.02         $      0.00         $      0.06         $     (0.00)
                                                      ===========         ===========         ===========         ===========
Weighted average common shares - Basic                  6,783,078           6,783,078           6,968,712           6,783,078
                                                      ===========         ===========         ===========         ===========
                               -Diluted                 6,968,712           7,325,492           6,968,712           6,783,078
                                                      ===========         ===========         ===========         ===========

                                                                  September 30, 1996                        December 31, 1996
                                                           --------------------------------        --------------------------------
                                                           As Previously                           As Previously
                                                             Reported           As Restated          Released           As Restated
                                                           ------------         -----------        ------------         -----------
Revenues                                                    $     3,547         $     2,617         $     4,500         $     2,983
Cost of sales                                                     1,036                 998               1,979               1,493
                                                            -----------         -----------         -----------         -----------
         Gross profit                                             2,511               1,619               2,521               1,490
                                                            -----------         -----------         -----------         -----------
Operating expenses:
    Research and development                                        602                 602                 547                 547
    Sales and marketing                                             671                 681                 597                 633
    General and administrative                                      630                 695                 543                 593
    Special compensation expense                                  5,568               5,568                  --                  --
                                                            -----------         -----------         -----------         -----------
         Total operating expenses                                 7,471               7,546               1,687               1,773
                                                            -----------         -----------         -----------         -----------
         Income (loss) from operations                           (4,960)             (5,927)                834                (283)
Interest income                                                       6                   6                  25                  25
Interest expense                                                    (35)                (35)                (77)                (77)
                                                            -----------         -----------         -----------         -----------
         Income (loss) before income taxes                       (4,989)             (5,956)                782                (335)
Provision (benefit) for income taxes                             (1,759)             (2,051)                230                (135)
                                                            -----------         -----------         -----------         -----------
         Net income (loss)                                  $    (3,230)        $    (3,905)        $       552         $      (200)
                                                            ===========         ===========         ===========         ===========

Pro forma information:
Income (loss) before pro forma income taxes                 $    (4,989)        $    (5,956)        $       782         $      (335)
Pro forma provision (benefit) for income taxes                   (1,759)             (2,051)                230                (135)
                                                            -----------         -----------         -----------         -----------
Pro forma net income (loss)                                 $    (3,230)        $    (3,905)        $       552         $      (200)
                                                            ===========         ===========         ===========         ===========
Pro forma net income (loss) per share - Basic and Diluted   $     (0.46)        $     (0.58)        $      0.08         $     (0.03)
                                                            ===========         ===========         ===========         ===========
Weighted average common shares - Basic and Diluted            6,968,712           6,783,078           6,968,712           6,783,078
                                                            ===========         ===========         ===========         ===========

         In third quarter of 1997, the Company recorded a charge to "In-process research and development costs" of $9,828 in connection with the acquisition of E.F. Johnson, Inc.

         In the third quarter of 1996, the Company recorded a charge to "Special compensation expense" of $5,568 in connection with the vesting of stock options and accrual of a special compensation expense.